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                                                                     EXHIBIT 8.1

                                   LAW OFFICES

                          NEAL, GERBER & EISENBERG LLP

                            TWO NORTH LA SALLE STREET
                          CHICAGO, ILLINOIS 60602-3801
                                 (312) 269-8000
                                 www.ngelaw.com

                                October 25, 2004

General Growth Properties, Inc.
110 Wacker Drive
Chicago, Illinois 60606

      Re:     General Growth Properties, Inc.
              Tax Opinion Issued in Connection with Prospectus Supplement

Ladies and Gentlemen:

      We are acting as tax counsel to General Growth Properties, Inc., a Delaware corporation (the "Company"), and in such capacity have assisted in the preparation of portions of the prospectus supplement, dated October 25, 2004 (the "Prospectus Supplement") to the Registration Statement on Form S-3 (registration number 333-82134) filed by the Company with the Securities Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to a warrants offering by the Company to holders of its common stock and holders of common or convertible preferred units of GGP Limited Partnership to purchase up to 28.4 million shares of the common stock of the Company, par value $.10 per share.

      This opinion is based upon representations (the "Representations") made by the Company and by certain entities in which the Company holds direct or indirect interests, each dated October 25, 2004. Our opinion is based solely upon the information and representations contained in the Representations. For purposes of our opinion, we have not made an independent investigation of the matters set forth in the Representations and have assumed that the representations set forth in the Representations are true, accurate and complete as of the date hereof.

      Based upon and subject to the foregoing and subject further to the assumptions, exceptions and qualifications hereinafter stated, we are of the opinion that as of the date hereof, (i) the statements set forth in the Prospectus Supplement under the caption "Certain U.S. Federal Income Tax Considerations," insofar as they purport to describe the provisions of federal tax laws and legal conclusions with respect thereto, are accurate and complete in all material respects, and (ii) commencing with the Company's taxable year ending December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a REIT, and its historic methods of operation have enabled it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code").

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NEAL, GERBER & EISENBERG LLP

October 25, 2004
Page 2

      The opinion herein is given as of the date hereof, is based upon the Code, regulations of the Department of the Treasury, published rulings and procedures of the Internal Revenue Service, and judicial decisions, all as in effect on the date hereof. Further, any variation or differences in the facts set forth in the Prospectus Supplement or the Representations may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, requirements under the Code regarding income, distributions and diversity of stock ownership. Because the satisfaction of these requirements will depend upon future events, no assurance can be given that the actual results of its operations for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. The opinion is limited to the matters expressly set forth herein and no opinions are to be implied or may be inferred beyond the matters expressly so stated. We disclaim any obligation to update this letter for events, whether legal or factual, occurring after the date hereof.

      We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company's Form 8-K dated October 25, 2004, and to the reference to our firm under the captions "Certain U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not admit that our firm is, or the members thereof are, in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

      Please be advised that Marshall E. Eisenberg, a partner of Neal Gerber & Eisenberg LLP, is the Secretary of the Company and the secretary of certain of the Company's affiliates. In addition, certain partners of and attorneys associated with Neal, Gerber & Eisenberg LLP (and members of their respective families and/or trusts for their benefit) are equity owners of the Company and/or the Company's affiliates or are trustees (or officers, directors or shareholders of trustees) of trusts which own direct or indirect equity interests in the Company or the Company's affiliates. These trusts include the trusts which constitute substantially all of the general partners of M.B. Capital Partners III, as Mr. Eisenberg is a director, the president and the majority shareholder of the corporate trustee of such trusts.

                                        Very truly yours,

                                        /s/ Neal, Gerber & Eisenberg LLP
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                                        Neal, Gerber & Eisenberg LLP